Exhibit 23

Cawley, Gillespie & Associates, Inc.

petroleum consultants

6500 RIVER PLACE BLVD, SUITE 3-200	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 1900
AUSTIN, TEXAS 78730-1111	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817- 336-2461	713-651-9944
www.cgaus.com

San Juan Basin Royalty Trust

Argent Trust Company, Trustee

3838 Oak Lawn Avenue, Suite 1720

Dallas TX 75219

Ladies and Gentlemen:

Cawley, Gillespie & Associates, Inc. hereby consents to the use of the oil and gas reserve information in the San Juan Basin Royalty Trust Securities and Exchange Commission Form 10-K for the year ended December 31, 2025 and in the San Juan Basin Royalty Trust Annual Report for the year ended December 31, 2025 based on reserve reports prepared by Cawley, Gillespie & Associates, Inc. and dated March 8, 2026.

CAWLEY, GILLESPIE & ASSOCIATES, INC.
Texas Registered Engineering Firm F-693

J. Zane Meekins, P. E.
Executive Vice President

Fort Worth, Texas
March 27, 2026